Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-85258 and 333-85282 on Forms S-8 and S-3, respectively, of our report on the financial statements and financial statement schedule dated March 15, 2005( August 15, 2005 as to Note 21), which report expresses an unqualified opinion and includes explanatory paragraphs relating to an accounting change and to the restatements discussed in Note 21, and of our report on internal control over financial reporting dated March 15, 2005 (August 15, 2005 as to the effects of the material weakness described in Management’s Report on Internal Control Over Financial Reporting), which report expresses an adverse opinion on the effectiveness of the Partnership’s internal control over financial reporting because of a material weakness, appearing in the Annual Report on Form 10-K/A of Alliance Resource Partners, L.P. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

August 15, 2005